COMPANY CONTACT: Doug Atkinson Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

Swift Energy Sharpens Focus on Eagle Ford
Announces Divestiture of Non-Core Lake Washington Field
Updates 2017 Hedge Position

Houston, TX – November 21, 2016 – Swift Energy Company (OTCQX: SWTF) (the “Company”) announced today that it had entered into a purchase and sale agreement providing for the Company to sell its Lake Washington field in South East Louisiana. This strategic divestiture is a significant step in achieving the Company’s goal of becoming a more focused Eagle Ford player, where it has identified over 400 high-quality drilling locations.

Transaction Highlights:

•	Cash consideration of $40.0 million upon closing, which is expected in early December 2016, subject to customary closing conditions and adjustments;

•	Approximately 14,000 net acres in Plaquemines Parish, including 23 producing wells;

•	Net sales of approximately 1,160 barrels of oil equivalent per day (97% oil) as of the end of the third quarter 2016; and

•	Upon closing of the transaction, Swift will also eliminate the ARO liability associated with this asset from its books and records.

Interim Chief Executive Officer Bob Banks commented, “Swift has made several strategic moves this year to actively manage our portfolio and transform the company into a premier Eagle Ford producer, and today’s announcement is consistent with that strategy. We’ve had a tremendous amount of success with the development of our assets in South Texas, and this transaction allows us to focus exclusively on our very best rate of return projects.”

Bob Banks commented further, “The net proceeds from this transaction, which will go toward paying down the revolver, will improve our liquidity profile, strengthen our balance sheet, and provide the financial flexibility we need to execute on our 2017 development plans. Additionally, we have identified other smaller monetization opportunities within the portfolio which we will continue to actively pursue.”

The Company also announced it has recently increased its gas hedge position for 2017. Specifically, the Company added favorable collars with corresponding floor and ceiling prices, as outlined below.

	2017
	Q1	Q2	Q3	Q4
Gas Collars
Volume (MMBtu)	750,000	2,400,000	2,865,000	3,102,000
Floor Price (put)	$3.3000	$3.0500	$3.0500	$3.1000
Ceiling Price (call)	$3.9000	$3.545	$3.5850	$3.7150

For more information regarding the Company’s current complete oil and gas hedge position, please see the Hedges section within the Investor Relations page on the Company’s website at www.swiftenergy.com.

About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on the Eagle Ford trend of South Texas.

Forward-Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in the filings of Swift Energy Company with the Securities and Exchange Commission.

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